Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-178685, 333-180731 and 333-195364) of Pacific Ethanol, Inc.,

(2) Registration Statement (Form S-4 No. 333-201879) of Pacific Ethanol, Inc., and

(3) Registration Statement (Form S-8 Nos. 333-137663, 333-123538, 333-169002, 333-176540, 333-185884, 333-189478 and 333-196876) of Pacific Ethanol, Inc.,

of our report dated June 27, 2013, except Note 2, as to which the date is February 2, 2015, with respect to the consolidated financial statements of Aventine Renewable Energy Holdings, Inc. as of and for the period ended December 31, 2012, incorporated by reference in this Amendment No. 1 to Current Report (Form 8-K/A) of Pacific Ethanol, Inc.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 5, 2015